Schedule A
to the Investment Advisory Agreement
between the Potomac Funds and Rafferty Asset Management, LLC

Pursuant to section 1 of the Investment Advisory Agreement between the Potomac Funds (the “Trust”) and Rafferty Asset Management, LLC (the “Rafferty”), the Trust hereby appoints Rafferty to manage the investment and reinvestment of the Portfolios of the Trust listed below. As compensation for such, the Trust shall pay to Rafferty pursuant to section 7 of the Investment Advisory Agreement a fee, computed daily and paid monthly, at the following annual rates as percentages of each Portfolio's average daily net assets:

Portfolios of the Trust	Advisory Fee as a % of Average Daily Net Assets Under Management

For each Fund listed below:	0.75%

OTC Plus Fund Dow 30 Plus Fund Small Cap Plus Fund Dynamic HY Bond Fund ContraBond Fund

For each Fund listed below:	0.90%

Small Cap/Short Fund U.S./Short Fund

For each Fund listed below:	1.00%

Warwick Fund
Horizon Fund
Flexible Plan VR Fund
Evolution Managed Bond Fund and Evolution Managed Equity Fund
Spectrum High Yield Plus Fund, Spectrum Global Perspective Fund, and Spectrum Equity Opportunity Fund
HCM Freedom Fund

For the U.S. Government Money Market Fund	0.50%

Dated: September 22, 1997, as amended